Exhibit 5.2

December 22, 2022

Pilgrim’s Pride Corporation

1770 Promontory Circle

Greeley, Colorado 80634

Ladies and Gentlemen,

We have acted as special West Virginia counsel to Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation (the “WVa Guarantor”), in connection with that certain Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) by Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”) and each of the subsidiaries of the Company (including the WVa Guarantor) listed as Subsidiary Guarantors in Schedule A of the Registration Statement. The Registration Statement registers the offering by the Company to exchange (the “Exchange Offers”) up to:

•

$1.0 billion aggregate principal amount of newly issued and registered 4.250% Sustainability-Linked Senior Notes due 2031 (the “Registered 2031 Notes”) for an equal principal amount of the Company’s outstanding 4.250% Sustainability-Linked Senior Notes due 2031 Notes (the “Existing 2031 Notes”). The Existing 2031 Notes were, and the Registered 2031 Notes will be issued under that certain “Indenture dated as of April 8, 2021” as supplemented by that certain “First Supplemental Indenture dated as of September 22, 2022” (collectively the “4.250% Note Indenture”); and

•

$900.0 million aggregate principal amount of newly issued and registered 3.500% Senior Notes due 2032 (the “Registered 2032 Notes” and, together with the Registered 2031 Notes, the “Registered Notes”) for an equal principal amount of the Company’s outstanding 3.500% Senior Notes due 2032 (the “Existing 2032 Notes”). The Existing 2032 Notes were, and the Registered 2032 Notes will be, issued under that certain “Indenture dated as of September 2, 2025”, as supplemented by that certain “First Supplemental Indenture dated as of September 22, 2022” (collectively the “3.500% Note Indenture” and, together with the 4.250% Note Indenture, the “Indentures”).

As set forth in the Registration Statement, the Registered Notes will be guaranteed on a senior unsecured basis by the WVa Guarantor, Gold’n Plump Poultry LLC, Gold’n Plump Farms, LLC, and JFC LLC.

Pilgrim’s Pride Corporation

December 22, 2022

Unless otherwise defined herein, any initially capitalized terms used in this letter shall have the meanings ascribed to them in the Indentures.

As counsel to the WVa Guarantor, we have examined the Registration Statement, executed copies of the Indentures and the forms of Registered Notes (the “Transactional Documents”), and each of the following organizational documents of WVa Guarantor: (i) Certificate of Incorporation, dated August 5, 1953, and all amendments thereto; (ii) Bylaws of Pilgrim’s Pride Corporation of West Virginia, Inc. and all amendments thereto; (iii) Officer’s Certificate of Pilgrim’s Pride Corporation of West Virginia, Inc., dated December 21, 2022, and exhibits thereto; and (iv) Certificate of Existence issued by the Secretary of State of the State of West Virginia dated December 22, 2022 (the “Certificate of Existence,”) along with the documents referenced in (i), (ii), and (iii) above, are collectively referred to herein as the “Organizational Documents”). For purposes of the opinion contained herein we have assumed each of the Organizational Documents is accurate and currently in effect, with no amendments or revisions, after the date of this letter. We also have examined such other instruments and records and inquired into such other factual matters and matters of law as we deem necessary or pertinent to the formulation of the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. We have relied upon certificates of governmental officials and certificates and communications with appropriate representatives of the WVa Guarantor (including the Certificate referenced in (iii) above) and upon representations made in or pursuant to the Transactional Documents by the Company, the WVa Guarantor and other parties thereto. As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Transactional Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Transactional Documents.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this letter, that (except to the extent set forth in our opinions expressed below as to the WVa Guarantor):

(i)

(a) such documents have been duly authorized, executed and delivered by all of the parties to such documents, and (b) such documents constitute legal, valid, binding and enforceable obligations of all of the parties to such documents;

(ii)	all signatories to such documents have been duly authorized; and

Pilgrim’s Pride Corporation

December 22, 2022

(iii)

all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate and other) to execute and deliver, and to perform their obligations under, such documents.

Based upon and subject to the foregoing and subject also to the comments, assumptions, exceptions and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. WVa Guarantor is a corporation validly existing and in good standing under the laws of the State of West Virginia with full and adequate corporate power and authority to carry on its business as now conducted and is duly licensed or qualified and in good standing in the State of West Virginia.

2. WVa Guarantor has the corporate power and authority to execute and deliver and perform its obligations under the Indentures, including the guaranty of the Registered Notes issued under the Indentures.

3. The execution and delivery of the Indentures (including the guaranty by the WVa Guarantor of the Registered Notes) by the WVa Guarantor does not, nor will the observance or performance by the WVa Guarantor of any of the matters or things therein provided for, violate any provision of the Organizational Documents or the statutory enactments of the State of West Virginia (hereinafter the “West Virginia Laws”).

4. The execution, delivery and performance of the Indentures (including the guaranty by the WVa Guarantor of the Registered Notes) by the WVa Guarantor has been duly authorized by all necessary corporate action of the WVa Guarantor and has been duly executed and delivered by the WVa Guarantor.

5. No order, authorization, consent, license or exemption of, or filing or registration with, any West Virginia court or any West Virginia state or federal governmental department, agency, instrumentality or regulatory body, is or will be required in connection with the execution, delivery or performance of the Indentures (including the guaranty by the WVa Guarantor of the Registered Notes) by the WVa Guarantor.

The foregoing opinions are subject to the following comments, assumptions, exceptions and qualifications:

(A) In rendering the opinion set forth in paragraph 1 above as to existence and good standing, this firm has relied solely on the Certificate of Existence.

Pilgrim’s Pride Corporation

December 22, 2022

(B) We are admitted to practice in the State of West Virginia. This opinion letter is limited in all respects to the federal laws of the United States of America and the West Virginia Laws, and we assume no responsibility as to the applicability or the effect of any other laws.

(C) No opinion is expressed herein with respect to any laws, ordinances, statutes or regulations of any county, city or other political subdivision of the State of West Virginia. We express no opinion with respect to the effect or application of the securities laws of the United States or the State of West Virginia.

(D) Our opinion is subject to (i) laws relating to usury bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and (ii) principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

(E) The enforceability of any indemnification provisions in the Transactional Documents may be limited by (i) existing Federal and state laws, case law and judicial decisions rendering unenforceable or limiting such provisions (including Federal or state securities laws) and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

(F) The enforceability of provisions in the Transactional Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(G) We express no opinion as to the effect of the laws of any jurisdiction that limit the interest, fees or other charges that may be imposed under the Transactional Documents.

(H) This firm expresses no opinion with respect to the enforceability of provisions in the Transactional Documents (i) relating to whether there is subject matter jurisdiction of any action brought in U.S. federal courts; (ii) insofar as such provision constitutes either a waiver of forum non conveniens with respect to the courts referred to therein or a waiver of the right to object to improper venue; (iii) provisions granting powers of attorney or authority to execute documents or to act by power of attorney on behalf of the WVa Guarantor; or (iv) the enforceability of any provision in the Transactional Documents which requires the WVa Guarantor to make any or all payments without set off or counterclaim or any other similar right which WVa Guarantor may have against any party.

Pilgrim’s Pride Corporation

December 22, 2022

(I) We express no opinion as to the priority of any payments due under the Transactional Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. We hereby also consent to the reliance on this opinion by White & Case LLP solely for purposes of the opinion it proposes to deliver to you in connection with the Registration Statement.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

Respectfully submitted,

WHARTON, ALDHIZER & WEAVER, PLC

By:	/s/ Thomas E. Ullrich
Thomas E. Ullrich, Member